Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-2 of our report dated June 2, 2010, relating to the combined financial statements of New Mountain Guardian (Leveraged), L.L.C. and New Mountain Guardian Partners, L.P. appearing in the Prospectus, which is part of such Registration Statement, and to our report dated June 2, 2010, relating to the information as of December 31, 2009 included in the “Senior Securities” table, appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

New York, New York

July 21, 2010